Exhibit 4.1

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This Employment Agreement (“Agreement”) dated February 22, 2011, effective as of an employment starting date to be decided between the parties and that will occur not later than March 20, 2011 (“Effective Date”), by and between Can-Fite Biopharma Ltd., an Israeli company with its principal offices in 10 Bareket Street, Petach Tikva, Israel, (the “Company”), and Barak Singer (I.D. Number: 029092509), an individual whose address is 23 Yeshoron Street, Hod Hasharon, Israel (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee as its Vice President of Business Development (or any other title to be agreed upon between the Company and the Employee), and Employee desires to be employed by the Company in such capacity, on the terms and conditions set forth below:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.	DEFINITIONS.

1.1.	Capitalized terms shall have the meanings ascribed to them in this Agreement.

2.	EMPLOYMENT; DUTIES.

2.1.	The Company hereby employs Employee, and Employee hereby accepts employment, to serve in a position of Vice President of Business Development (or any other title to be agreed upon between the Company and the Employee) on the terms and conditions set forth below.

2.2.	Employee shall have responsibility for performing such other services and duties as are normally incident to the position held by Employee and are commensurate with Employee’s background, education and professional standing and as are requested, from time to time, of Employee by the Company’s management. The Employee shall report to the Company’s CEO.

2.3.	Unless otherwise agreed by the Company, Employee shall perform his duties hereunder at the Company’s facilities in Israel, which are currently located at Petach Tikva, Israel. Employee hereby acknowledges that the Company may change the location of its facilities to a new location, and agrees that, subject to applicable law, such change, in and of itself, will not be deemed to have adversely changed Employee’s terms of employment hereunder, provided that the distance between the Company’s present and new facilities will not exceed 60 kilometers.

2.4.	Employee shall devote his or her entire business time, attention and efforts to the performance of his or her duties and responsibilities under this Agreement and the business and affairs of the Company. Unless otherwise agreed in writing by the Company, Employee shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2.5.	The Employee shall be employed by the Company on a full time basis. The Employee’s employment with the Company is in accordance with the standard Company policy regarding work days and organized holidays, which may be amended at any time by the management of the Company, provided such policy does not violate any applicable laws. The Company’s policy, as of the date hereof, is to operate five (5) days a week (Sunday to Thursday (inclusive)) and that all standard Jewish holidays shall be regarded as organized holidays.

2.6.	With regard to this Agreement and with regard to the Employee’s employment with the Company, no other agreement; or provision from any other agreement; or custom, or customary practice which exists or which will come into existence in the future between the Company and its employees, will be applicable to the employment relationship between the Company and the Employee.

3.	TERM.

Employee’s employment with the Company shall commence on the Effective Date and, subject to Section 8 below, shall be for an indefinite period of time; provided, however, that termination of the employment of the Employee shall be upon sixty days (60) days prior written notice to the other party (the “Advance Notice”). In the event of termination of employment, the Employee, if requested by the Company, shall continue to render his services, and shall be paid his regular compensation up to the date of termination. Notwithstanding the aforesaid, the employment may be terminated for “cause” pursuant to Section 8 hereof in which case employment shall cease immediately.

4.	COMPENSATION AND BENEFITS

As compensation for the performance of his duties on behalf of the Company, Employee shall be entitled to the compensation set forth in Schedule A attached hereto. The “Salary” (as defined in Schedule A) and the other benefits payable to Employee hereunder shall be reviewed on an annual basis, in accordance with the Company’s general practice.

The Employee will also receive options according to the Company’s stock option plan and subject to the approval of the Board of Directors, as detailed in Schedule A.

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5.	REPRESENTATIONS AND WARRANTIES BY EMPLOYEE

Employee hereby represents and warrants to the Company as follows:

5.1.	Neither the execution and delivery of this Agreement nor the performance by Employee of his or her duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which he or she is bound.

5.2.	Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his or her duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against him or her in accordance with its terms. No approvals or consents of any persons or entities are required for Employee to execute and deliver this Agreement or perform his or her duties and other obligations hereunder.

6.	NONDISCLOSURE AND COMPETITVE ACTIVITY

6.1.	The terms of the undertaking attached hereto as Schedule B, which will be signed and executed as of the date hereof shall be incorporated herein and constitute an integral part of this Agreement for any purpose.

7.	REMEDIES.

7.1.	If Employee breaches any or all of the covenants set forth in Schedule B attached hereto, the Company will be entitled to file a claim with an Israeli court for the following remedies:

7.1.1.	Damages from Employee;

7.1.2.	In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Schedule B attached hereto, it being agreed that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach.

7.2.	The rights and remedies of the parties to this Agreement are cumulative and not alternative.

8.	TERMINATION.

8.1.	Employee’s employment hereunder shall commence on the Effective Date, and shall continue for the period set forth in Section 3 hereof unless sooner terminated upon the first to occur of the following events:

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8.1.1.	The Employee has reached the “Retirement Age”, as such term is defined in the Equal Retirement Age for the Employee Act - 1987, as shall be amended from time to time.

8.1.2.	The death or disability of Employee (for purposes of this Section 8 “disability” shall be deemed to have occurred if Employee is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for 120 days in any 12-month period).

8.1.3.	The Company’s decision to cease the employment of the Employee, other than for “cause”, subject to the Advance Notice period.

8.1.4.	The Employee’s decision to cease hiss employment with the Company, subject to the Advance Notice period.

8.2.	Termination by the Company for just cause. Any of the following actions or omissions by Employee shall constitute just cause:

8.2.1.	Material breach by Employee of any of the covenants set forth in Schedule B attached hereto;

8.2.2.	Material breach by Employee of any provision of this Agreement other than Schedule B attached hereto which is not cured by Employee within fifteen (15) days after his receipt of notice thereof from the Company containing a description of the breach or breaches alleged to have occurred;

8.2.3.	Any act of moral turpitude by Employee or action by Employee to intentionally harm the Company.

8.3.	Termination by Employee for just cause. Any of the following actions or omissions by the Company shall constitute just cause:

8.3.1.	Material breach by the Company of any provision of this Agreement which is not cured by the Company within fifteen (15) days after its receipt of notice thereof from Employee containing a description of the breach or breaches alleged to have occurred;

8.3.2.	Any action by the Company to intentionally harm Employee.

8.4.	Upon termination pursuant to Section 8.1 above, Employee (or his estate or guardian in the event of termination pursuant to subsection 8.1.1 above) shall be entitled to receive the Salary accrued but unpaid as of the date of termination, and accrued vacation pay and all other payments required by law and/or by this Agreement. The Company will be entitled to deduct from the Employee Salary any amount owed by the Employee to the Company, due to (a) any equipment and property belonging to the Company and not returned by the Employee within fifteen (15) days after his receipt of notice thereof from the Company containing a description of such equipment or property belonging to the Company, or (b) any other amount paid to the Employee in excess of the Employee Salary.

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9.	NOTICES

All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt (a) five (5) days after deposit with the Postal Service, if delivered by mail, (b) upon delivery, if delivered by hand, or (c) one (1) business day after the business day of facsimile transmission.

10.	MISCELLANEOUS

All documents, exhibits and Schedules attached to this Agreement constitute an integral part hereof. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein. This Agreement and all Schedules attached hereto contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto. The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors assigns and any successor to the Company or to all or substantially all of the Company’s business and/or assets, and upon Employee and his or her legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement constitutes a personal service agreement, and the performance of Employee’s obligations hereunder may not be transferred or assigned by Employee. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith or with any other term, condition or provision hereof, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party. The headings of sections are inserted for convenience and shall not affect any interpretation of this Agreement. This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

11.	GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Israel, and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be applicable courts in Tel-Aviv.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Can-Fite Biopharma Ltd. (the “Company”)

Date: 22/2/2011	By:	/s/ Pnina Fishman
	Title:	Pnina Fishman, CEO

Employee

Date: _______

/s/ Barak Singer
Barak Singer

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SCHEDULE A

COMPENSATION

(a)	Monthly Salary.

The Company shall pay Employee an aggregate monthly salary of Thirty Thousand New Israeli Shekels (NIS 30,000), (the the “Salary”). Accordingly, the Salary shall be inclusive of all overtime and other similar compensation and shall be payable not later than the 10th day of each month with respect to the preceding month, in accordance with the Company’s payroll practices. The Employee shall be entitled to receive cost-of-living adjustments “Tosefet Yoker” or other statutory or mandatory required increase in salary. The Company shall deduct from the salary all national insurance fees, health insurance fees, income tax and any other amounts required by law, and shall provide the Employee with requisite documentation regarding such deductions.

The duties of the Employee in accordance with this Agreement involve duties that require of him special personal care and loyalty, and therefore the directives of the Work Hours and Rest Law, 1951, or any law to be enacted in its place, will not be applicable to the Employee or to his activities which he will perform for the Company. The Employee will not be entitled to remuneration according to the Work Hours and Rest Law, 1951.

(b)	Managers Insurance.

Within ten days after the end of each month during the employment of Employee hereunder (or such other day as is consistent with the Company’s general practices), the Company shall pay an aggregate amount equal to 18-1/3% of the Employee’s monthly Salary for the preceding month to a Managers Insurance (Bituach Manahalim) policy (the “Policy”) and/or a comprehensive pension plan (“Pension Plan”) through an agency and with an insurance company or a pension fund, to be selected by the Employee, to be divided as follows: 8-1/3% towards Severance (the “Company’s Severance Contribution”); 5% toward provident (compensation). In addition the Company shall pay up to 2-1/2% of the Employee’s Salary towards loss of (working capacity) disability insurance (depending on the cost to the Company necessary to provide coverage). Similarly, at the beginning of each month the Company shall deduct from the Salary of Employee an amount equal to 5% of the Employee’s monthly Salary for the preceding month, and shall pay such amount as premium payable in respect of the provident compensation component of Policy. In the event the Employee elects to be insured under a Pension Plan, the allocations shall be modified in accordance with the Pension Plans policies, provided, in any event they do not exceed the amounts set forth above.

(c)	Section 14 of the Severance Compensation Law – 1963.
(i)	It is hereby agreed that upon termination of employment under this Agreement, the Company shall release to the Employee all amounts accrued in the Managers Insurance on account of both the Company’s and Employee’s contributions. It is hereby clearly agreed and understood that the amounts accrued in the Managers Insurance on account the Company’s contribution [i.e. 13.33% of each monthly Salary payment] shall be in lieu and in full and final substation of any severance pay the Employee shall be or become entitled to under any applicable Israeli law.

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(ii)	The Company hereby waives in advance any right to any amounts accrued in the Managers Insurance, unless the Employee is either not entitled to Severance Pay according to Section 17 of the Severance Compensation Act, 1963, or has withdrawn amounts from the Managers Insurance not due or as a result of an “Entitling Event”, as such term is defined in the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14 (the “General Approval”), in which case the Company may have the right to deny the employee only the amounts attributed to the Company’s Severance Contribution accrued in the Managers Insurance.

(iii)	Sub-Sections (i) and (ii) are in accordance with Section 14 of the Severance Compensation Act, 1963 and the General Approval, a copy of which is attached hereby to this Schedule A as Exhibit A.

(d)	Study Fund (Keren Hishtalmut).

At the end of each month, during the employment of the Employee hereunder (or such other day as is consistent with the Company’s general practices), the Company shall pay an amount equal to up to 7-1/2% of the Employee’s monthly Salary for the preceding month (the “Maximum Amount”), and if such amount exceeds the amount which is qualified for tax purposes for the Employee, the Employee shall bear the tax above the approved qualified tax (the “Tax Amount”), to a Study Fund (Keren Hishtalmut) designated by the Employee (the “Fund”), and shall deduct from the Salary of the Employee an amount equal to up to 2-1/2% of the Employee’s monthly Salary for the preceding month and pay the same to the Fund. Any amounts resulting from the Maximum Amount less the Tax Amount, shall be paid to the Employee after deduction at source of any applicable taxes, payable on the date stated in Section (a) above.

(e)	Vacation/Sick Leave/Vacation allowance (Recuperation Pay).

The Employee shall be entitled to Twenty (20) working days of paid vacation annually during the term of this Agreement (prorated for any calendar year during which he is employed hereunder). The Employee may carry forward the unused portion of such vacation for a period of two years only, provided, however, that he use at least 4 days of that portion each year. The value of any unused vacation shall be paid to the Employee, pro rata, on the basis of the Salary, at the end of the month during which such excess vacation time may be accrued. Nothing in this Section may derogate from the Employee’s rights and benefits by applicable law.

The Employee will be entitled to eighteen (18) days of fully paid sick leave per year. The Employee may carry forward any unused sick leave, not to exceed the maximum prescribed by law. The Company is entitled to offset any sick leave payment against any monies received by the Employee due to his loss of working capacity insurance.

The Employee will be entitled to receive annual payment for Recuperation Days (Dmei Havraa’) at the rate defined by law from time to time for each Recuperation Day.

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(f)	Company Automobile.

While the Employee is actively employed by the Company, the Company will lease an automobile from a leasing Company, chosen at the Company’s sole discretion, and in the same level as automobiles leased by the senior executives of the Company, and will place such automobile at the disposal of the Employee under the terms of the Company’s general leasing plan (to be provided to the Employee upon provision of the automobile). The make, size and design of the automobile will be subject to the Company’s sole discretion. The Employee shall abide by all traffic laws and regulations, drive cautiously and care for the proper maintenance of the car. The Company shall bear all of the fixed and variable maintenance costs and actual expenses incurred directly in connection with his use of such automobile, including licenses, insurance, gas, repairs, parking at the Company offices, etc. but excluding any fines. The Employee will be compensated for all taxes he will be liable to as a consequence of the benefits of Employee under this Section (“Gilum”).

(g)	Out of Pocket Expenses.

The Company shall pay or reimburse the Employee for all normal, usual and necessary expenses incurred or paid by the Employee in the performance of his duties hereunder, against receipt by the Company of appropriate vouchers, receipts or other proof of the Employee’s expenditures, all subject to guidelines regarding such expenses which shall be approved by Board of Directors from time to time.

(h)	Mobile Phone. The Company shall provide the Employee with the use of a company mobile phone in such a model as is normally granted to employees of the same position as the Employee (the “Company Mobile Phone”). The Company shall bear all costs of the Company Mobile Phone, including insurance, repairs, related maintenance, phone use and shall also bear the applicable tax liability for the grant of use of the Company Mobile Phone. Immediately upon termination of this Agreement for whatever reason, the Employee will return the Company Mobile Phone to the Company.

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Exhibit A

אישור כללי בדבר תשלומי מעבידים לקרן
פנסיה ולקופת ביטוח במקום פיצויי פיטורים

לפי חוק פיצויי פיטורים, התשכ״ג – 1963

בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ״ג-1963[1] (להלן: **״החוק״**) אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדיו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ״ד-1964[2] (להלן **״קרן פנסיה״**) או לביטוח מנהלים הכולל אפשרות לקצבה בקופת ביטוח כאמור (להלן: **״קופת ביטוח״**), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח (להלן: **תשלומי המעביד״**), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן: **״השכר המופטר״**), ובלבד שנתקיימו כל אלה:

(1) תשלומי המעביד

(א) לקרן פנסיה אינם פחותים מ- 14 1/3 % מן השכר מופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של
2 1/3 % מן השכר המופטר. לא שילם המעביד בנוסף ל- 12% גם 2 1/3 % כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב) לקופת ביטוח אינם פחותים מאחד מאלה:

(1) 13 1/3 % מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור דרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של
2 ½ % מן השכר המופטר, לפי הנמוך מביניהם (להלן: **״תשלום לביטוח אובדן כושר עבודה״**);

(2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אובדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד נוסף על אלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2 1/3 % מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

(2) לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין עובד ובו -

(א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי עניין: בהסכם האמור ייכלל גם נוסחו של אישור זה;

(ב) ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכוח סעיף 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לעניין זה. ״אירוע מזכה״ – מוות, נכות או פרישה בגיל שישים או יותר.

(3) אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

ט״ו בסיוון התשנ״ח (9 ביוני 1998)
(חמ 3-327)

אליהו ישי
שר העבודה והרווחה

SCHEDULE B

[1] ס״ח התשכ״ג, עמ׳ 136
[2] ק״ת התשכ״ד, עמ׳ 1302

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THIS UNDERTAKING (the “Undertaking”), is entered into as of the ___ day of February, 2011, by Barak Singer, ID No. 029092509, an individual residing at 23 Yeshoron Street, Hod Hasharon, Israel (the “Employee”)

WHEREAS the Employee has entered or intends to enter an Employment Agreement (the “Employment Agreement”), with Can-Fite Biopharma Ltd., an Israeli company (the “Company”); and

WHEREAS the Employee agreed to enter into this Undertaking

NOW, THEREFORE, the Employee undertakes and warrants towards the Company and any subsidiary and parent company of the Company as follows:

1.	ACKNOWLEDGMENT

Employee acknowledges that (a) he occupies a position of trust and confidence with the Company and shall continue to occupy such position of trust and confidence with the Company, and has or shall become familiar with the following, any and all of which constitute confidential information of the Company, (collectively, the “Confidential Information”): (i) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), of the Company and any other information, however documented, of the Company that is a trade secret within the meaning of applicable law; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing; (b) the business of the Company is international in scope; (c) the products and services of the Company are or shall be marketed throughout the world; (d) the Company competes with or shall compete with other businesses that are or could be located in any part of the world; (e) the provisions of this Undertaking are reasonable and necessary to protect and preserve the Company’s business, and (f) the Company would be irreparably damaged if Employee were to breach the covenants set forth in Sections 2,3, and 4 of this Undertaking. For purposes of this Undertaking, Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to item or items involved

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2.	CONFIDENTIAL INFORMATION

2.1	Employee agrees at all times during the term of his employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. Employee shall not: (i) use any such information, directly or indirectly, for himself or herself or others; and (ii) take any such material or reproductions thereof from the Company’s facilities at any time during his or her employment by the Company except as required in connection with Employee’s duties to the Company. Employee agrees to return all such material and reproductions thereof (whether or not merged with other works) in his or her possession to the Company, promptly upon request and in any event immediately upon termination of employment.

2.2	Except with prior written authorization by the Company, Employee agrees not to disclose or publish any of the Confidential Information or material of the Company, its clients, partners, shareholders or suppliers, or any other party to whom the Company owes an obligation of confidence, at any time during or after his or her employment with the Company.

2.3	The Employee further agrees that unless the Employee first obtains the prior written approval of the Company or any of it’s authorized representatives, he or she shall neither issue, produce, publish, put out, print, distribute or circulate any article, abstract, commentary, critique or any other kind of publication, nor shall he or she deliver any lecture, either for consideration or without, which includes Confidential Information, material or any other proprietary information or trade secrets of the Company.

2.4	Employee agrees, during his or her employment with the Company, not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that he or she will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

2.5	Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out such Employee’s work for the Company consistent with the Company’s agreement with such third party.

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3.	INVENTIONS.

3.1	Employee has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to his or her employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of his or her employment with the Company, Employee incorporates into a product, process or machine of the Company a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine

3.2	The Employee will disclose and deliver to the Company for the exclusive use and benefit of the Company any Inventions (which in this paragraph shall mean any discovery, technique, design, formula, method of manufacture, inventions, secret process, improvements, and modifications (whether or not capable of protection by rights in the nature of intellectual property)) which the Employee alone or with one or more others has made or discovered during the Term of Employment and which pertain to or result from any work which the Employee has done or may hereafter do for the Company, promptly upon the making, devising, or discovering of the same, and will give all information and data in his possession as to the exact mode of working, producing, and using the same and also all such explanations and instructions as may in the view of the Company be necessary to enable the full and effectual working, production, or use of the same and will at the expense of the Company furnish it with all necessary plans, drawings, formulae, and models.

3.3	The Employee will without charge to but at the expense of the Company execute and do all acts, matters, documents, and things to enable the Company or its nominee to apply for and obtain protection for the Inventions in any or all countries and to vest title in the Company or such nominee absolutely.

3.4	The Employee hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do such acts, matters, documents, and things as aforesaid and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this section. In favor of any third party a certificate signed by any director or the secretary of the Company that an instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

3.5	During the Term of Employment and at all times thereafter the Employee will (whether by omission or commission) do nothing to affect or imperil the validity of the protection for the Inventions obtained or applied for by the Company or its nominee pursuant to this paragraph. The Employee will at the direction and expense of the Company render all assistance within his or her power to obtain and maintain such protection or application or any extension thereof.

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3.6	Nothing in this Undertaking shall oblige the Company to seek patent or other protection for any Invention nor to exploit any Invention.

3.7	The Employee shall promptly disclose to the Company all copyright works or designs originated, conceived, written, or made by him or her alone or with others (except only those works originated, conceived, written, or made by him or her prior to being employed by the Company) and shall until such rights shall be fully and absolutely vested in the Company hold them in trust for the Company.

3.8	The Employee hereby assigns to the Company by way of future assignment all copyright, design right, and other proprietary rights, if any, for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived, written, or made by the Employee (except only those works or designs originated, conceived, written, or made by the Employee wholly outside his or her normal working hours and wholly unconnected with his or her being employed by the Company) during the period of his or her employment hereunder and during all previous periods of employment with the Company.

3.9	The Employee will at the request and expense of the Company do all things necessary or desirable to substantiate the rights of the Company under Section 4.8, and it is hereby acknowledged and agreed that the provisions of this paragraph shall survive any termination of the Employment.

3.10	For the removal of any doubt, it is hereby clarified that the provisions contained in Sections 4.2 and 4.8 above will apply also to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”). However, in no event will such Service Invention become the property of the Employee and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise. The Employee will not be entitled to royalties or other payment with regard to any Prior Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Prior Inventions, Service Inventions or other intellectual property rights.

4.	GENERAL

4.1	The Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of his employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof. If any provision of this Undertaking (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provisions shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudicate is made. In addition, if any particular provision contained in this undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable o the fullest extent compatible with applicable law as it shall then appear.

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4.2	The provisions of this Undertaking shall remain in full force and effect also following the termination of the employment relationship between the Company and the Employee for whatever reason. This Undertaking shall not serve in any manner as to derogate from any of the Employee’s obligations and liabilities under any applicable law.

Signature:	/s/ Barak Singer
Barak Singer

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Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number
or Brief Description

___X__ No inventions or improvements

_____ Additional Sheets Attached

Signature of Employee:	/s/ Barak Singer

Print Name of Employee: Barak Singer

Date: 22/2/2011

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